Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Receives Maximum Earnout Payment from 2021 Sale of South America Specialty Plant Nutrition Business

OVERLAND PARK, Kan. (April 12, 2022) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced it has received an earnout payment of approximately R$88 million, or $18.5 million based on current exchange rates, associated with the sale of the company’s South America specialty plant nutrition business. This payment represents the maximum earnout possible under the terms of the sale.

As previously announced, the company completed the sale of its South America specialty plant nutrition business to a subsidiary of ICL Group in July 2021 as part of its portfolio optimization efforts.

The company intends to use the proceeds from the earnout payment to pay down debt.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. Its plant nutrition business manufactures products that improve the quality and yield of crops, while supporting sustainable agriculture. And its specialty chemical business serves the water treatment industry and other industrial processes. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is a minority owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 15 production and packaging facilities with more than 2,000 employees throughout the U.S., Canada, the U.K. and Brazil. Visit compassminerals.com for more information about the company and its products.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company's use of proceeds. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, including any amendments, as well as the company’s other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law.

Media Contact	Investor Contact
Rick Axthelm	Douglas Kris
Chief Public Affairs and Sustainability Officer	Senior Director of Investor Relations
+1.913.344.9198	+1.917.797.4967
MediaRelations@compassminerals.com	krisd@compassminerals.com